Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 1 to Registration Statement on Form S-1 (No. 333-215851) of our report dated March 9, 2017, relating to the consolidated financial statements of Innovus Pharmaceuticals, Inc., for the year ended December 31, 2016 and 2015, which are contained in that Prospectus, which is contained in Part II of this Amendment No. 1 to Registration Statement on Form S-1.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Hall & Company Certified Public Accountants & Consultants, Inc.
Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA
March 13, 2017